UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2006

GlycoGenesys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On January 31, 2006, GlycoGenesys, Inc. (the “Company”) received written notice from Lincoln Property Company (“LPC”) that if the Company did not make payments of $37,855.22 within five days, it would constitute a default of the Lease dated December 12, 2003 by and between the Company and One Kendall Square Associates, LLC (the “Lease”) for its laboratory space at One Kendall Square in Cambridge, Massachusetts. Later on January 31, 2006, the Company resolved the matter with LPC.

On January 31, 2006, the Company received written notice from David Platt that it had failed to make a $50,000 minimum royalty payment under the License Agreement dated January 7, 1994, as amended, between David Platt and a subsidiary of the Company (the “License”) and that David Platt intends to terminate the License within 30 days if the required payment is not made prior to the expiration of such thirty day period. The Chapter 11 filing by the Company and its subsidiaries stays any efforts to terminate the License.

Item 8.01 Other Events.

On January 27, 2006, the Company filed a Current Report on Form 8-K that it had received written notice from Capital Properties Management, Inc. (“Capital Properties”) that if the Company did not make certain payments within five days, it would constitute a default of the Lease dated April 22, 1999, as amended between the Company and OMV Associates Limited Partnership (the “Lease”) for its offices at 31 St. James Avenue in Boston, Massachusetts. The Company has resolved the matter and has received notice that the notice of default has been rescinded by the Capital Properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006	By:	/s/ John W. Burns
John W. Burns
Senior Vice President and Chief Financial Officer